Exhibit 3.4

CERTIFICATE OF INCREASE

OF

10.00% SERIES A PERPETUAL STRIDE PREFERRED STOCK

OF

MICROSTRATEGY INCORPORATED

July 25, 2025

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

MicroStrategy Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company by the Second Restated Certificate of Incorporation of the Company, as amended, and Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Company has adopted a resolution authorizing and directing the increase in the number of authorized shares designated as 10.00% Series A Perpetual Stride Preferred Stock of the Company to 61,175,700 shares.

* * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on the date first written above.

MICROSTRATEGY INCORPORATED

By:	/s/ Andrew Kang
Name: Andrew Kang
Title: Executive Vice President and Chief Financial Officer

[Certificate of Increase (10.00% Series A Perpetual Stride Preferred Stock)]